EXHIBIT 10.1

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Second Amended and Restated Loan Agreement dated as of September 29, 2017, is between:
Bank of America, N.A. (the “Bank”)

and

Hooker Furniture Corporation, a Virginia corporation,
Bradington-Young, LLC, a Virginia limited liability company,
Sam Moore Furniture LLC, a Virginia limited liability company, and
Home Meridian Group, LLC, a Virginia limited liability company
(collectively, the “Borrowers,” and individually, a “Borrower”).

In consideration of the mutual benefits to be derived hereunder, the parties agree as follows:
The terms and provisions in the Schedule of Definitions attached to this Agreement are made a part of this Agreement.
The Borrowers and the Bank are parties to an Amended and Restated Loan Agreement dated as of February 1, 2016, as amended (the “Prior Loan Agreement”), pursuant to which the Bank has made the following credit facilities available to the Borrowers: (i) a revolving credit facility in a principal amount not to exceed $30,000,000, (ii) an acquisition term loan in an original principal amount of $41,000,000, and (iii) a term loan in an original principal amount of $19,000,000.
The Borrowers have now requested that the Bank (a) make an additional acquisition term loan to the Borrowers in the original principal amount of $12,000,000, and (b) make certain other modifications to the Prior Loan Agreement.  The Bank is willing to do so upon the terms and subject to the conditions set forth herein.
This Agreement amends and restates the Prior Loan Agreement in its entirety, and any indebtedness outstanding under the Prior Loan Agreement shall be deemed to be outstanding under this Agreement.  Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.  All references to the Prior Loan Agreement in any document or instrument that survives the execution and delivery of this Agreement shall be deemed to be references to this Agreement.  Each Borrower, for itself and for its successors and assigns, hereby waives and releases the Bank and the Bank’s successors and assigns, from any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may now or hereafter assert against the Bank arising from or in connection with the Prior Loan Agreement or the transactions contemplated thereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof.  For purposes of the preceding sentence, the term “Bank” shall include the Bank’s former, present and future officers, directors, employees, agents and attorneys.
1.          FACILITY NO. 1: LINE OF CREDIT
1.1          Amount.
(a)          During the availability period described below, the Bank will continue to provide a line of credit to the Borrowers upon the terms and conditions set forth in this Agreement (“Facility No. 1”).  The maximum amount of Facility No. 1 shall be $30,000,000 (the “Facility No. 1 Commitment”).
(b)          Facility No. 1 is a revolving line of credit.  During the availability period, the Borrowers may repay principal amounts and reborrow them.
(c)          The Borrowers shall not permit the principal balance of Facility No. 1 outstanding to exceed the Facility No. 1 Commitment at any time.  If the principal balance of Facility No. 1 exceeds this limit, the Borrowers will promptly pay the excess to the Bank upon the Bank’s demand.
1.2          Availability Period and Method of Borrowing.
(a)          Facility No. 1 is available between the date of this Agreement and February 1, 2021, or such earlier date as the availability may terminate as provided in this Agreement or such later date as the Bank may from time to time in its sole discretion designate in any “Extension Notice,” as defined hereafter (the “Facility No. 1 Expiration Date”).  The availability period for Facility No. 1 will be considered extended for an additional time period if and only if the Bank has sent to the Borrowers a written notice of extension specifying such additional time period for Facility No. 1 (the “Extension Notice”).  If Facility No. 1 is extended, it will continue to be subject to all the terms and conditions set forth in this Agreement except as mutually agreed in writing by the parties and modified by the Extension Notice.  If Facility No. 1 is extended, the term “Facility No. 1 Expiration Date” shall mean the date set forth in the Extension Notice as the Facility No. 1 Expiration Date, and the same process for extension will apply to any subsequent extension of Facility No. 1.  The Borrowers may, upon notice to the Bank, terminate the Facility No. 1 Commitment, or from time to time permanently reduce the Facility No. 1 Commitment; provided that (i) any such notice shall be received by the Bank not later than 11:00 a.m. two business days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Facility No. 1 Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the principal balance of Facility No. 1 would exceed the Facility No. 1 Commitment, and (iv) if, after giving effect to any reduction of the Facility No. 1 Commitment, the letter of credit sublimit under Section 1.5(a) of this Agreement exceeds the amount of the Facility No. 1 Commitment, such sublimit shall be automatically reduced by the amount of such excess.  Any unused commitment fee accrued until the effective date of any termination of the Facility No. 1 Commitment shall be paid on the effective date of such termination.  The Facility No. 1 Expiration Date will occur on the effective date of the termination of the Facility No. 1 Commitment.

(b)          An Authorized Individual may request advances under Facility No. 1 by giving the Bank notice of each proposed borrowing specifying the date (which shall be a business day) and the amount of the advance.  On the date specified, if such date is after the date the notice of borrowing is received by the Bank, or on the day the notice of borrowing is received by the Bank if it is received before 1:30 p.m., Richmond, Virginia time, or the following business day if the notice of borrowing is received by the Bank after such time, the Bank will make the advance available to the Borrowers in immediately available United States funds by crediting the amount of the advance to a Borrower’s demand deposit account with the Bank.  All notices given under this Section 1.2(b) will be considered irrevocable unless the Bank agrees otherwise.
1.3          Repayment Terms of Facility No. 1.
(a)          The Borrowers will continue to pay the amount of interest accrued on the outstanding principal balance of Facility No. 1 on the first banking day of each month, commencing October 1, 2017, until payment in full of all principal outstanding under Facility No. 1.  Any accrued interest on Facility No. 1 under the Prior Loan Agreement that remains unpaid on the date of this Agreement shall be due and payable on October 1, 2017.
(b)          On the Facility No. 1 Expiration Date, the Borrowers will repay the remaining principal balance plus any interest then due.
(c)          The Borrowers may prepay the outstanding principal of Facility No. 1 in full or in part at any time without premium or penalty; provided that (i) any such prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding and (ii) any prepayment shall be accompanied by all accrued interest thereon.
1.4          Interest Rate on Facility No. 1.
(a)          The outstanding principal amount of Facility No. 1 will bear interest at a rate per year equal to the LIBOR Rate (Adjusted Periodically) plus 1.50%.
(b)          The interest rate will be adjusted on the first day of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.
(c)          “LIBOR Rate (Adjusted Periodically)” means a rate of interest equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.  If at any time the LIBOR Rate (Adjusted Periodically) is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
1.5          Letters of Credit under Facility No. 1.
(a)          As a subfeature under Facility No. 1, the Bank may from time to time up to and including the Facility No. 1 Expiration Date, issue letters of credit for the account of the Borrowers; provided, however, that the form and substance of each application for a letter of credit and each letter of credit shall be subject to approval by the Bank, which approval shall not be unreasonably withheld or delayed; and provided further that the aggregate undrawn amount of all outstanding letters of credit shall not at any time exceed $4,000,000.  Issuance of workers’ compensation letters of credit shall be subject to validation and approval of modifier and loss reserve by the Bank.  Each letter of credit shall be issued for a term not to exceed 366 days, as designated by the Borrowers, provided, however, that the Bank shall not be obligated to issue a letter of credit that would have an expiration date subsequent to the Facility No. 1 Expiration Date.  Each draft or other demand for payment paid by the Bank under a letter of credit shall be deemed an advance under the line of credit and shall be repaid in accordance with the terms of the line of credit; provided however, that if the line of credit is not available for any reason whatsoever, at the time any draft or demand is paid by the Bank, or if advances are not available under the line of credit in such amount due to any limitation of borrowing set forth herein, then the full amount of such drafts or demand shall be immediately due and payable, together with interest thereon from the date such amount is paid by the Bank to the date such amount is fully repaid by the Borrowers at the rate of interest applicable to advances under Facility No. 1.  In such event, the Bank, in its sole discretion, may debit any account maintained by the Borrowers with the Bank for the amount of any such drawing.  The Borrowers agree to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility No. 1 Expiration Date.  The Borrowers grant a security interest in such cash collateral account to the Bank to secure the Obligations of the Borrowers.  Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrowers to the Bank, in such order of application as the Bank may in its sole discretion elect.
(b)          The amount of any letters of credit outstanding under Facility No. 1 at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed $4,000,000 in the aggregate.
(c)          In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.
(d)          The Borrowers agree:
(i)          If there is an Event of Default under this Agreement, the Borrowers shall, at the Bank’s demand, either, at the election of the Borrowers, immediately provide cash collateral in the amount of any outstanding letters of credit or cause such letters of credit to be released and returned to the Bank.
(ii)          The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval, such approval not to be unreasonably withheld or delayed, and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.
(iii)          To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.
(iv)          To pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.
(v)          To allow the Bank to automatically charge the Borrowers’ checking accounts for applicable fees, discounts, and other charges.
(vi)          To pay the Bank in connection with letters of credit, (i) a fee payable quarterly in arrears on October 1, 2017, and the first day of each quarter thereafter, which fee shall equal the average of the daily amount of the undrawn amounts of the letters of credit during the specified period times a per annum rate equal to 1.50% (calculated on the basis of a 360-day year for the actual number days elapsed) and (ii) the Bank’s then customary fees and charges in connection with all amendments, extensions, draws and other actions regarding letters of credit.  Any accrued letter of credit fee under the Prior Loan Agreement that remains unpaid on the date of this Agreement shall be due and payable on October 1, 2017.
(e)          The following letters of credit are outstanding from the Bank for the account of Hooker Furniture Corporation:
Letter of Credit Number	Beneficiary	Outstanding Amount
00000003084309	International Fidelity	$200,000.00
00000003096488	Bond Safeguard Insurance	$400,000.00
00000068096452	Bond Safeguard Insurance	$200,000.00
00000068106964	Navigators Insurance	$600,000.00
00000068124182	Avalon Risk Management Insurance	$70,000.00

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.
2.          FACILITY NO. 2: ACQUISITION TERM LOAN
2.1          Amount.  The Bank has made a term loan to the Borrowers upon the terms and conditions set forth in the Prior Loan Agreement in the original principal amount of $41,000,000.  The outstanding principal balance of such term loan as of the date of this Agreement is $26,726,190.44.  As of the date of this Agreement, the term loan shall be deemed to be outstanding as “Facility No. 2” under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.
2.2          [Intentionally Omitted].
2.3          Repayment Terms of Facility No. 2.
(a)          The Borrowers will continue to pay installments of principal in the amount of $488,095.24, plus the amount of interest accrued on the outstanding principal balance of Facility No. 2, on the first banking day of each month, commencing October 1, 2017, until payment in full of all principal of and interest on Facility No. 2.  Any accrued interest on Facility No. 2 under the Prior Loan Agreement that remains unpaid on the date of this Agreement shall be due and payable on October 1, 2017.
(b)          On February 1, 2021, the entire indebtedness under Facility No. 2, including all outstanding principal and accrued but unpaid interest, shall be due and payable.
2.4          Interest Rate on Facility No. 2.
(a)          Facility No. 2 will bear interest at a rate per year equal to the LIBOR Rate (Adjusted Periodically) plus 1.50%.
(b)          The interest rate will be adjusted on each Adjustment Date and remain fixed until the next Adjustment Date.
(c)          The Borrowers may prepay the outstanding principal of Facility No. 2 in full or in part at any time, without premium or penalty except as described below; provided that any prepayment shall be accompanied by all accrued interest thereon.
(d)          Any prepayment of the principal of Facility No. 2, whether voluntary, by reason of acceleration or otherwise, on a date other than an Adjustment Date, will be accompanied by a prepayment fee in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of prepayment on such date, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this Section, the Bank shall be deemed to have funded each prepaid amount by a matching deposit or other borrowing in the applicable interbank market, whether or not the amount was in fact so funded.
3.          FACILITY NO. 3: TERM LOAN
3.1          Amount.  The Bank has made a term loan to the Borrowers upon the terms and conditions set forth in the Prior Loan Agreement in the original principal amount of $19,000,000.  The outstanding principal balance of such term loan as of the date of this Agreement is $17,079,417.60.  As of the date of this Agreement, the term loan shall be deemed to be outstanding as “Facility No. 3” under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.
3.2          [Intentionally Omitted].
3.3          Repayment Terms of Facility No. 3.
(a)          The Borrowers will continue to pay the amount of interest accrued on the outstanding principal balance of Facility No. 3 on the first banking day of each month, commencing October 1, 2017, until payment in full of all principal of Facility No. 3.  Any accrued interest on Facility No. 3 under the Prior Loan Agreement that remains unpaid on the date of this Agreement shall be due and payable on October 1, 2017.
(b)          On February 1, 2021, the entire indebtedness under Facility No. 3, including all outstanding principal and accrued but unpaid interest, shall be due and payable.
3.4          Interest Rate on Facility No. 3.
(a)          Facility No. 3 will bear interest at a rate per year equal to the LIBOR Rate (Adjusted Periodically) plus 0.50%.
(b)          The interest rate will be adjusted on each Adjustment Date and remain fixed until the next Adjustment Date.
(c)          The Borrowers may prepay the outstanding principal of Facility No. 3 in full or in part at any time, without premium or penalty except as described below; provided that any prepayment shall be accompanied by all accrued interest thereon.
(d)          Any prepayment of the principal of Facility No. 3, whether voluntary, by reason of acceleration or otherwise, on a date other than an Adjustment Date, will be accompanied by a prepayment fee in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of prepayment on such date, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this Section, the Bank shall be deemed to have funded each prepaid amount by a matching deposit or other borrowing in the applicable interbank market, whether or not the amount was in fact so funded.
3.A          FACILITY NO. 4: ACQUISITION TERM LOAN
3.A.1          Amount.  The Bank will provide a term loan to the Borrowers upon the terms and conditions set forth in this Agreement (“Facility No. 4”, and together with Facility No. 1, Facility No. 2 and Facility No. 3, each a “Facility” and collectively the “Facilities”) in the original principal amount of $12,000,000 (the “Facility No. 4 Commitment”).
3.A.2          Availability Period.  Facility No. 4 is available in a single disbursement between the date of this Agreement and November 5, 2017, unless a Default or Event of Default has occurred.

3.A.3          Repayment Terms of Facility No. 4.
(a)          The Borrowers will pay installments of principal in the amount of $142,857.14, plus the amount of interest accrued on the outstanding principal balance of Facility No. 4, on the first banking day of each month, commencing November 1, 2017 or, if the principal amount of Facility No. 4 is advanced by the Lender on or after November 1, 2017, commencing December 1, 2017, until payment in full of all principal of and interest on Facility No. 4.
(b)          On the earlier of (i) September 30, 2022, and (ii) the Facility No. 1 Expiration Date (as the same may be extended from time to time in accordance with Section 1.2(a)), the entire indebtedness under Facility No. 4, including all outstanding principal and accrued but unpaid interest, shall be due and payable.
3.A.4          Interest Rate on Facility No. 4.
(a)          Facility No. 4 will bear interest at a rate per year equal to the LIBOR Rate (Adjusted Periodically) plus 1.50%.
(b)          The interest rate will be adjusted on each Adjustment Date and remain fixed until the next Adjustment Date.
(c)          The Borrowers may prepay the outstanding principal of Facility No. 4 in full or in part at any time, without premium or penalty except as described below; provided that any prepayment shall be accompanied by all accrued interest thereon.
(d)          Any prepayment of the principal of Facility No. 4, whether voluntary, by reason of acceleration or otherwise, on a date other than an Adjustment Date, will be accompanied by a prepayment fee in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of prepayment on such date, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this Section, the Bank shall be deemed to have funded each prepaid amount by a matching deposit or other borrowing in the applicable interbank market, whether or not the amount was in fact so funded.
4.          COLLATERAL FOR FACILITY NO. 3
Facility No. 3 will be secured by collateral assignments of life insurance policies having a cash value of at least $20,000,000.00 (subject to Section 9.17), which policies must be acceptable to the Bank (collectively, the “Life Insurance Policies” and each, individually, a “Life Insurance Policy”).
5.          FEES AND LOAN ADMINISTRATION
5.1          Fees.

(a)          Loan Fee.  A commitment fee of $12,000.00 is due and payable by the Borrowers to the Bank on the date that this Agreement is executed by the parties.
(b)          Modification Fee.  If the Bank, at its discretion, agrees to modify or amend any terms of this Agreement, the Borrowers will, at the Bank’s option, pay the Bank a fee for each Borrower-initiated amendment or modification in an amount advised by the Bank at the time the Borrowers request such amendment or modification. Nothing in this Section shall imply that the Bank is obligated to agree to any modification or amendment requested by the Borrowers.  The Bank may impose additional requirements as a condition to any modification or amendment.
(c)          Late Fee.  To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed four percent (4%) of any monthly payment of principal or interest that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to any Default or Event of Default hereunder.
(d)          Unused Commitment Fee.  The Borrowers shall pay a quarterly fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses under Facility No. 1, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be equal to such difference multiplied by a percentage in accordance with the following:
Utilization	Unused Fee Percentage
< 25%	0.25%
> 25% but <50%	0.20%
> 50% but <75%	0.15%
> 75%	0.10%

This fee is due on October 1, 2017, and on the first day of each following calendar quarter, with respect to the immediately preceding calendar quarter, and on the Facility No. 1 Expiration Date with respect to the period ending on that date.  Any accrued unused commitment fee under the Prior Loan Agreement that remains unpaid on the date of this Agreement shall be due and payable on October 1, 2017.
5.2          Expenses.  The Borrowers shall promptly repay the Bank for expenses reasonably incurred by the Bank in connection with execution and delivery of this Agreement and any agreement or instrument required by this Agreement that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, reasonable out-of-pocket attorneys’ fees, and documentation fees.
5.3          Collection of Payments.
(a)          Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrowers. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrowers’ statement, or by such other method as may be permitted by the Bank.

(b)          Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrowers and the Bank.
5.4          Requests for Credit Equal Access by all Borrowers.  Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement.  Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.
5.5          Borrowers’ Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of any Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”).  The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.
5.6          Direct Debit.  Each Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 000010067279 owned by any Borrower, or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrowers.
5.7          Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.
5.8          Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This method results in more interest or a higher fee than if a 365-day year were used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.  To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
5.9          Default Rate.  Upon the occurrence and during the continuance of any Event of Default under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 4.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

This may result in compounding of interest.  This provision will not constitute a waiver of any Event of Default.
5.10          Additional Costs.  The Borrowers will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:
(a)          any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and
(b)          any capital requirements relating to the Bank’s assets and commitments for credit.
“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
6.          CONDITIONS TO DISBURSEMENT OF FACILITY 4
Subject to Section 7, before the Bank is required to make the disbursement under Facility 4 to the Borrowers under this Agreement, the following conditions precedent must be satisfied:
6.1          Authorizations.  The Bank shall have received evidence that the execution, delivery and performance by the Borrowers of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
6.2          Governing Documents.  The Bank shall have received copies of each Borrower’s organizational documents.
6.3          Payment of Fees.  The Bank shall have received payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by this Agreement.
6.4          Good Standing.  The Bank shall have received a certificate of good standing or certificate of fact, as applicable, for each Borrower from its state of formation and from any other state in which such Borrower is required to qualify to conduct its business.
6.5          Insurance.  The Bank shall have received evidence of insurance coverage, as required in Section 9.17(a) of this Agreement.
6.6          [Intentionally Omitted].

6.7          [Intentionally Omitted].
6.8          [Intentionally Omitted].
6.9          Purchase Agreement.  The Bank shall have received a copy of the signed Purchase Agreement, including all schedules and exhibits which are a part of the Purchase Agreement, and any amendments to it.
6.10          Accuracy of Representations.  The Purchase Agreement Representations and the Specified Representations must be accurate as of the date of this Agreement.
6.11          No Litigation. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that in the Bank’s judgment (a) would reasonably be expected to have a Material Adverse Effect or (b) would reasonably be expected to materially and adversely affect the Acquisition or the transactions contemplated thereby.
6.12          Financials.  The Bank shall have received, in form and substance satisfactory to it, of (a) a pro forma, consolidated balance sheet of the Borrowers dated as of the date of this Agreement and giving effect to the Acquisition, which balance sheet shall reflect no material adverse changes from the most recent pro forma balance sheet of the Borrowers previously delivered to the Bank, (b) financial projections of the Borrowers, giving effect to the Acquisition, evidencing the Borrowers’ ability to comply with the financial covenants set forth in the Loan Documents, and (c) interim consolidated financial statements for the Borrowers as set forth in the Parent’s Form 10-Q report for the quarter ended July 30, 2017.
6.13          Solvency.  After giving effect to the Acquisition and other transactions contemplated on the date of this Agreement, the Borrowers and their subsidiaries on a consolidated basis shall not be insolvent or become insolvent as a result thereof and the Bank shall have received a certificate from the Borrowers that the Borrowers satisfy the foregoing.
6.14          Acquisition.  The Acquisition shall have been consummated on terms acceptable to the Bank, including (i) satisfactory legal documentation, (ii) no changes to any Borrower’s corporate, capital and ownership structures after giving effect to the Acquisition from those as disclosed to the Bank prior to the date of this Agreement unless approved by the Bank, and (iii) receipt by the Borrowers of all government (including any applicable exchange or securities commission), shareholder and third party consents, deemed necessary or appropriate by the Bank.
6.15          No Material Adverse Change. No change, occurrence or development shall have occurred or become known to the Bank since July 30, 2017, that has had or would reasonably be expected to have a Material Adverse Effect.
In its sole discretion, the Bank may waive, which waiver must be in writing, any or all of the foregoing items as a condition precedent to the Bank’s obligation to make the advance under Facility 4, in which case (i) any such waived item must be satisfied before the Bank has any obligation to make subsequent advances under this Agreement and (ii) the Borrowers will satisfy such item or items within thirty (30) days after the date of such waiver and, if required by the

Bank, before requesting any subsequent advance under this Agreement.  The failure to comply with foregoing covenant shall, at the option of the Bank, constitute an Event of Default under this Agreement.
7.          CERTAIN FUNDS PROVISION FOR ACQUISITION ADVANCE
Despite anything contained in this Agreement to the contrary, the only representations and warranties, the accuracy of which shall be a condition to the availability of the Acquisition Advance, shall be:
(a)          such of the representations made by or on behalf of the Seller in the Purchase Agreement as are material to the interests of the Bank, but only to the extent that any Borrower has the right to terminate its obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”); and
(b)          representations and warranties of the Borrowers set forth in this Agreement relating to the following: corporate existence; power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Loan Documents; the enforceability of the Loan Documents; Federal Reserve margin regulations; the PATRIOT Act; laws applicable to sanctioned persons, including persons sanctioned by the U.S. Department of Treasury’s Office of Foreign Assets Control, and the Foreign Corrupt Practices Act (as to use of proceeds); the Investment Company Act; no conflicts between the Loan Documents and each Borrower’s organizational documents or material applicable law; no conflicts with the Purchase Agreement; and solvency (the “Specified Representations”).
8.          REPRESENTATIONS AND WARRANTIES
Each Borrower makes the following representations and warranties as of the date of this Agreement.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request (except that the representations and warranties contained in Sections 8.6(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 9.2(a) and (b)):
8.1          Formation.  Such Borrower is duly formed and validly existing under the laws of the Commonwealth of Virginia.  Bradington-Young, LLC, Sam Moore Furniture LLC and Home Meridian Group, LLC constitute all of the subsidiaries of the Parent. There has been no change to the articles of organization/incorporation, bylaws, operating agreement and/or any other applicable organizational documents for such Borrower provided to Bank in connection with the Prior Loan Agreement.
8.2          Authorization.  This Agreement, and any other instrument or agreement delivered by such Borrower hereunder, are within such Borrower’s corporate or limited liability company, as applicable, powers, have been duly authorized, and do not conflict with any of its organizational documents.

8.3          Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of such Borrower, enforceable against such Borrower in accordance with its terms, and any note or other agreement required hereunder, when executed and delivered by any Borrower, will be similarly legal, valid, binding and enforceable against such Borrower in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8.4          Good Standing.  Such Borrower is duly qualified and is licensed and (if applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
8.5          No Conflicts.  To such Borrower’s knowledge, the execution, delivery and performance by such Borrower of this Agreement do not and will not (a) conflict with or result in any breach or contravention of any contractual obligation to which such Borrower is a party or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Borrower or its property is subject; or (b) violate any law, except in each case referred to in clause (a) or (b), to the extent such conflict, breach, contravention, or violation would not reasonably be expected to have a Material Adverse Effect.
8.6          Financial Information.
(a)          The most recent consolidated, annual audited financial statements of the Borrowers as of, and for the fiscal year ended January 29, 2017, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrowers and their consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrowers and their consolidated subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required under GAAP.
(b)          The unaudited consolidated balance sheet of the Borrowers and their subsidiaries dated July 30, 2017, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and; (ii) fairly present in all material respects the financial condition of the Borrowers and their subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)          No report, financial statement, certificate or other written information furnished by or on behalf of any Borrower in connection with this Agreement to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder

(as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)          Since the date of the most recent financial statements provided to the Bank, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
8.7          Lawsuits.  There is no lawsuit, tax claim or other dispute pending, or to the knowledge of such Borrower threatened, against such Borrower which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
8.8          Permits, Franchises.  Such Borrower possesses all governmental licenses, authorizations, consents and approvals required, and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary, to conduct the business in which it is now engaged, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
8.9          Other Obligations.  To such Borrower’s knowledge, such Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
8.10          Tax Matters.  Such Borrower has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  To the knowledge of such Borrower, there is no proposed tax assessment against such Borrower that would, if made, have a Material Adverse Effect.
8.11          No Event of Default. No event has occurred and is continuing which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.
8.12          Insurance.  Such Borrower has obtained the insurance coverage required in Section 9.17 of this Agreement and such insurance is currently in effect.
8.13          ERISA Plans.
(a)          Each Plan (other than a multiemployer plan) of such Borrower is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards, and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or would reasonably be expected to result in a Material Adverse Effect.
(b)          With respect to any Plan subject to Title IV of ERISA:
(i)          No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)          No action by any Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.
8.14          Government Sanctions.
(a)          Neither such Borrower nor any of its Affiliates, including subsidiaries, nor, to the knowledge of such Borrower, any director, officer or employee of such Borrowers, or any agent, Affiliate or representative that will act in any capacity on behalf of or at the direction of such Borrower, is an individual or entity (“Person”) currently subject to or the target of any economic or financial sanctions or trade embargoes administered or enforced by: the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control; the United Nations Security Council; the European Union; Her Majesty’s Treasury; or, to the knowledge of such Borrower, any other relevant sanctions authority (collectively, “Sanctions”). Further, such Borrower is not organized or resident in a country or territory that is subject to or the target of comprehensive country-wide Sanctions (at the time of this Agreement but subject to change over time, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
(b)          Each Borrower represents and covenants that it will not, directly or knowingly indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person or in any country or territory, that, at the time of such funding, is subject to or the target of Sanctions, in violation of applicable law, or in any other manner that will cause a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of applicable Sanctions.
8.15          No Plan Assets.  Such Borrower is not (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (4) a “governmental plan” within the meaning of ERISA.
9.          COVENANTS
Each Borrower agrees so long as credit is available under this Agreement and until the Bank is repaid in full:
9.1          Use of Proceeds.  (a) To use the proceeds of Facility No. 1 to issue standby or commercial letters of credit, and for general corporate purposes not in contravention of any law or of any Loan Document., and (b) to use the proceeds of Facility No. 4 to pay a portion of the purchase price for the Acquisition.
9.2          Financial Information.  To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

(a)          Within 45 days after the period’s end (excluding the last period in each fiscal year), quarterly financial statements of the Borrowers, certified and dated by an authorized financial officer of the Borrowers.  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated basis.
(b)          Within 120 days following each fiscal year end, the annual financial statements of the Borrowers, certified and dated by an authorized financial officer of the Borrowers.  These financial statements must be audited by an independent registered public accounting firm reasonably acceptable to the Bank.  The statements shall be prepared on a consolidated basis.
The financial statements required above shall be accompanied by a certificate of a Responsible Officer of the Borrowers (i) setting forth computations of the financial covenants required under Section 9.4 of this Agreement based on such statements and (ii) to the effect that such Responsible Officer has reviewed this Agreement and to such Responsible Officer’s knowledge no Default or Event of Default has occurred and is continuing, or stating the nature of the Default or Event of Default.
9.3          Preservation of Existence, Etc.  To (a) preserve, renew and maintain in full force and effect its legal existence and (as applicable) good standing under the laws of the Commonwealth of Virginia; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.4          Financial Covenants.  To maintain the following financial covenants and ratios, each on a consolidated basis with the other Borrowers and their subsidiaries:
(a)          [Intentionally Omitted].
(b)          A Funded Debt to EBITDA ratio not greater than the ratios indicated for each period specified below:
Period	Ratio
Through August 31, 2018	2.50 to 1.00
September 1, 2018 through August 31, 2019	2.25 to 1.00
September 1, 2019 and thereafter	2.00 to 1.00

The Funded Debt to EBITDA ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.  The results of any twelve--month period that includes time before the Acquisition shall be based on pro forma calculations of EBITDA, sufficiently explained, including to the extent appropriate results from the Seller for such time.

(c)          A Basic Fixed Charge Coverage Ratio of at least 1.25 to 1.00.
The Basic Fixed Charge Coverage ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. For purposes of such calculation, the current portion of long-term liabilities will be measured as of the last day of the calculation period.  The results of any twelve--month period that includes time before the Acquisition shall be based on pro forma calculations of EBITDA, sufficiently explained, including to the extent appropriate results from the Seller for such time.
9.5          Capital Expenditures. Not to spend or incur obligations to spend, on a consolidated basis, to acquire fixed assets (including the total amount of any capital leases) during any fiscal year more than $15,000,000, with expenditures to acquire fixed assets pursuant to the Acquisition being excluded for the fiscal year in which the Acquisition occurs.
9.6          Investments. Not to make any Investments, except:
(a)          Investments held by such Borrower or one of its subsidiaries in the form of cash equivalents or short-term marketable debt securities;
(b)          Investments of such Borrower in any wholly-owned subsidiary;
(c)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)          guarantees permitted by Section 9.9;
(e)          bank deposits in the ordinary course of business;
(f)          Investments in securities of any account debtor received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of insolvency of such account debtor;
(g)          Investments in addition to the Investments described above, provided that the aggregate amount of such additional Investments at any one time outstanding does not exceed $5,000,000; and
(h)          the Acquisition.
“Investment” means, as to any person, any direct or indirect acquisition or investment by such person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another person, including any partnership or joint venture interest in such other person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
9.7          Payment of Obligations. To pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless, in each case, (i) the failure to pay or discharge such obligations or liabilities would not reasonably be expected to have a Material Adverse Effect or (ii) such obligations or liabilities are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by such Borrower and the failure to pay or discharge such obligations or liabilities pending resolution of such contest would not reasonably be expected to have a Material Adverse Effect.
9.8          Inspection Rights. To permit representatives and independent contractors of the Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent registered public accounting firm, all at the expense of such Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Borrower; provided however, that, so long as there has been no material change in the economic profile of such Borrower, such Borrower shall be responsible for the expense of only the first two such examinations in each 12-month period; provided further however, that when an Event of Default exists the Bank (or its representatives or independent contractors) may do any of the foregoing at the expense of such Borrower at any time during normal business hours and without advance notice.
9.9          Other Debts. Not to create, incur, assume or suffer to exist any Indebtedness, except:
(a)          Indebtedness under this Agreement;
(b)          Indebtedness outstanding on the date hereof and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(c)          Guarantees of such Borrower in respect of Indebtedness otherwise permitted hereunder of such Borrower;

(d)          obligations (contingent or otherwise and including any Swap Termination Value) of such Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Borrower in the ordinary course of business for the purpose of directly managing risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Borrower, or changes in the value of securities issued by such Borrower and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make the swap termination value payment, if any, on outstanding transactions to the defaulting party; and
(e)          Indebtedness in addition to the Indebtedness described above, provided that the aggregate amount of such additional Indebtedness at any one time outstanding does not exceed $10,000,000.
9.10          Other Liens. Not to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)          Liens pursuant to this Agreement;
(b)          Liens existing on the date hereof and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.9(b);
(c)          Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP;
(d)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP;
(e)          pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable person;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.7 or securing appeal or other surety bonds relating to such judgments;
(i)          Liens securing Indebtedness permitted under Section 9.9(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and
(j)          Liens in addition to the Liens described above, provided that the aggregate amount of Indebtedness secured by such Liens at any one time outstanding does not exceed $5,000,000.
For purposes of this Agreement, “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.
9.11          Fundamental Changes. Not to merge, dissolve, liquidate or consolidate with or into, another person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person, except that, so long as no Default exists or would result therefrom:
(a)          any person (other than such Borrower) may merge with (i) such Borrower, provided that such Borrower shall be the continuing or surviving person, or (ii) any one or more subsidiaries of such Borrower, provided that a wholly-owned subsidiary of such Borrower shall be the continuing or surviving person;
(b)          such Borrower may merge with any wholly owned subsidiary of such Borrower or with any other Borrower or any wholly-owned subsidiary of any other Borrower, and any other Borrower and any subsidiary of any other Borrower may merge with such Borrower or any of its wholly owned subsidiaries;
(c)          any subsidiary of such Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to such Borrower, any other Borrower, another subsidiary of such Borrower or any subsidiary of any other Borrower; provided that if the transferor in such a transaction is a wholly-owned subsidiary of such Borrower, then the transferee must also be a wholly-owned subsidiary of such Borrower or any other Borrower; and
(d)          any subsidiary of such Borrower may merge into or consolidate with another person, or may dissolve or liquidate, if such Borrower determines in good faith that such merger, consolidation, dissolution or liquidation is in the best interests of such Borrower and would not reasonably be expected to have a Material Adverse Effect.

9.12          Dispositions. Not to make any Disposition or enter into any agreement to make any Disposition, except:
(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)          Dispositions of inventory in the ordinary course of business;
(c)          Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) such equipment or property is in the judgment of such Borrower no longer required for the conduct of the business of such Borrower or any of its subsidiaries;
(d)          Dispositions of property (i) by any subsidiary of such Borrower to such Borrower or to any other Borrower, (ii) by such Borrower to a wholly-owned subsidiary of such Borrower or of any other Borrower and (iii) by such Borrower to any other Borrower; and
(e)          Dispositions permitted by Section 9.11.
provided, however, that any Disposition pursuant to this Section 9.12 shall be for fair market value (as determined in good faith by the chief financial officer of the Borrowers).
9.13          Restricted Payments. Not to declare or make, directly or indirectly, any restricted payment, which means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of such Borrower or any of its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest (“Restricted Payment”), or incur any obligation (contingent or otherwise) to do so, except that:
(a)          each of such Borrower’s subsidiaries may make Restricted Payments to such Borrower and to wholly-owned subsidiaries of such Borrower (and, in the case of a Restricted Payment by a non-wholly-owned subsidiary of such Borrower, to such Borrower and any subsidiary of such Borrower and to each other owner of capital stock or other equity interests of such subsidiary of such Borrower on a pro rata basis based on their relative ownership interests);
(b)          in the case of any Borrower that is a subsidiary of another Borrower, such Borrower may make Restricted Payments to such other Borrower;
(c)          such Borrower and each of its subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of the entity making such payment or distribution;

(d)          such Borrower and each of its subsidiaries may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares or its common stock or other common equity interests;
(e)          such Borrower may, unless a Default or Event of Default has occurred and is continuing, declare and make dividend payments or other distributions to its shareholders, provided that such Borrower is in pro forma compliance with the financial covenants set forth in Section 9.4 after giving effect to such dividend payment or other distribution;
(f)          such Borrower or any of its subsidiaries may, unless a Default or Event of Default has occurred and is continuing, purchase or redeem any of its common stock or any warrants, options or other rights in respect thereof from (i) employees, officers and directors of such Borrower or such subsidiary (or their estates) upon the death, permanent disability, retirement or termination of employment of any such person or otherwise in accordance with any stock incentive plan, employee stock purchase plan or other similar employee benefit plan maintained by such Borrower or such subsidiary of such Borrower or (ii) in the case of such Borrower, other shareholders of such Borrower so long as the purpose of such purchase or redemption is to acquire common stock in accordance with any such stock incentive plan, employee stock purchase plan or other similar employee benefit plan or for reissuance to new employees, officers or directors (or their estates) of such Borrower or any of its subsidiaries and such common stock is reissued within twelve (12) months of such purchase or redemption, provided, in each case, that such Borrower is in pro forma compliance with the financial covenants set forth in Section 9.4 after giving effect to such purchase or redemption; and
(g)          such Borrower may, unless a Default or Event of Default has occurred and is continuing, purchase shares of its common stock pursuant to a share repurchase plan or agreement approved by such Borrower’s board of directors, provided that the Borrowers are in pro forma compliance with the financial covenants set forth in Section 9.4 after giving effect to such purchase.
9.14          Maintenance of Properties.
(a)          Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, except for ordinary wear and tear and except as to worn out or obsolete properties and equipment;
(b)          Make all necessary repairs thereto and renewals and replacements thereof; and
(c)          Use the standard of care typical in the industry in the operation and maintenance of its facilities except in each case referred to in clause (a), (b) or (c) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.15          Change in Nature of Business.  Engage to any material extent in any material line of business substantially different from those lines of business conducted by the Borrowers and their subsidiaries or the Seller on the date hereof and businesses reasonably related thereto.

9.16          Notices to Bank.  To promptly notify the Bank in writing of:
(a)          The occurrence of any Default or Event of Default;
(b)          Any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; or
(c)          Any material change in accounting policies or financial reporting practices by such Borrower or any of its subsidiaries.
9.17          Insurance.
(a)          To maintain with financially sound and reputable insurance companies not affiliated with such Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other persons and providing for not less than 30 days’ prior notice to the Bank of termination, lapse or cancellation of such insurance.
(b)          To maintain the Duly Assigned Policies as security for Facility No. 3 in full force and effect.
(c)          To cause the aggregate cash value of the Duly Assigned Policies to equal or exceed 105.263% of the principal balance of Facility No. 3 outstanding at any time.
9.18          Compliance with Laws.  To comply in all material respects with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over such Borrower’s business, except in such instances in which (a) any such law, regulation or order is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
9.19          Books and Records.  To maintain adequate books and records in material conformity with applicable laws or regulatory requirements.
9.20          Audits.  To allow the Bank and its agents to inspect such Borrower’s properties and examine, audit, and make copies of such Borrower’s books and records during normal business hours after reasonable advance notice after an Event of Default has occurred and is continuing.  If any of such Borrower’s properties, books or records are in the possession of a third party, such Borrower authorizes that third party to permit the Bank or its agents to have access, during normal business hours after reasonable advance notice, to perform such inspections or audits and to respond to the Bank’s reasonable requests for information concerning such properties, books and records.
9.21          Bank as Depository.  To maintain with the Bank its primary depository accounts and relationships, including operating, cash management and collection/lockbox account services.

9.22          New Subsidiaries.  To notify the Bank at the time that any entity becomes a subsidiary of such Borrower, and promptly thereafter (and in any event within 30 days), cause such entity to (a) become a “Borrower” under this Agreement by executing and delivering to the Bank a joinder agreement or such other documents as the Bank deems appropriate for such purpose, and (b) deliver to the Bank documents of the types referred to in Sections 6.2 and 6.4 and a favorable opinion of counsel to such entity (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Bank.
9.23          Loans to Affiliates of any Borrower.  Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) in an amount greater than $500,000 in the aggregate to any Affiliate of any Borrower other than another Borrower.
10.          DEFAULT AND REMEDIES
If any of the following events of default occurs (each an “Event of Default”), the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay the entire debt outstanding under this Agreement immediately and without prior notice.  If an event which, with notice or the passage of time, or both, will constitute an Event of Default has occurred and is continuing (each a “Default”), the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an Event of Default occurs under the Section entitled “Bankruptcy,” below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
10.1          Failure to Pay.  The Borrowers fail to make a payment under this Agreement when due and such failure continues for a period of ten (10) days after written notice thereof is sent by the Bank to the Borrowers; provided, however, that if notice of such failure is sent twice in any twelve (12) month period, any subsequent failure to make a payment under this Agreement when due shall be an immediate Event of Default without the need for any notice and opportunity to cure.
10.2          Other Bank Agreements.  Any default occurs and continues after any applicable grace or cure period under any other agreement between any Borrower and the Bank or any Affiliate of the Bank, which default results in the Bank or such Affiliate accelerating the obligations thereunder in an amount exceeding $4,000,000.
10.3          Cross-default.  Any default occurs and continues after any applicable grace or cure period under any agreement for borrowed money between a Borrower and any third party or under which a Borrower has provided a guarantee to a third party, which default results in such third party accelerating the obligations thereunder in an amount exceeding $6,000,000.
10.4          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower herein, or in any document delivered in connection herewith, shall be incorrect in any material respect when made or deemed made.
10.5          Bankruptcy.  Any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower and is not dismissed or stayed within sixty (60) days after such filing, or any Borrower makes a general assignment of all or any material part of its property for the benefit of creditors.
10.6          Receivers.  A receiver or similar official is appointed for all or any material part of a Borrower’s business.
10.7          Judgments.  There is entered against a Borrower or any of its subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding $6,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
10.8          ERISA Plans.  Any one or more of the following events occurs with respect to a Plan provided such event or events could reasonably be expected, in the judgment of the Bank, to subject a Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, exceeds $8,000,000.00:
(a)          A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.
(b)          Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by a Borrower or any ERISA Affiliate.
10.9          Other Breach Under Agreement or Breach Under Other Loan Document.  A breach occurs under any other term or condition of this Agreement not specifically referred to in this Article or under another Loan Document and, if such breach is capable of being cured within thirty (30) days after the earlier of (a) any Responsible Officer of a Borrower obtains knowledge of such breach or (b) notice of such breach is given to the Borrowers by the Bank, it is not cured within such period; provided that in the event the breach cannot be reasonably cured within thirty (30) days and the Borrowers diligently proceed to cure the same within sixty (60) days after the earlier of (a) any Responsible Officer of any Borrower obtains knowledge of such breach or (b) notice of such breach is given to the Borrowers by the Bank, an Event of Default shall not be deemed to have occurred hereunder.  This includes any failure by the Borrowers to comply with any financial covenants set forth in this Agreement.
10.10          Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.11          Forfeiture.  A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of any Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith, unless any such proceeding is dismissed, stayed or bonded or such property is released therefrom within 90 days after such Borrower receives written notice of any such proceeding.
11.          ENFORCING THIS AGREEMENT; MISCELLANEOUS
11.1          GAAP.  Except as otherwise stated in this Agreement, all financial statements provided to the Bank by the Borrowers hereunder will be prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”) and all financial covenants will be calculated using such financial statements.
11.2          Governing Law.  Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws the Governing Law State, without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.
11.3          Venue and Jurisdiction.  Any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State.  The Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrowers in a venue outside of the Governing Law State.  If the Bank does commence an action or suit arising out of or relating to this Agreement, the case may be filed in federal court or state court in the Governing Law State.  The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrowers, any guarantor, or any collateral has any presence or is located.  Each Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum.  The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.
11.4          Successors and Assigns.  This Agreement is binding on each Borrower’s and the Bank’s successors and assignees.  The Borrowers shall not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in the Facilities, and may exchange financial information about the Borrowers (including, without limitation, any information regarding any hazardous substances) with actual or potential participants; however, despite any such participation, the Bank will continue to administer the Facilities and the Borrowers will be entitled to deal solely with the Bank in all matters arising under this Agreement.  The Bank shall not assign this Agreement or any interest in the Facilities, other than one or more participations, without the prior consent of the Borrowers.  The Borrowers shall not unreasonably withhold or delay such consent.  If the Borrowers make no response to the Bank’s request for such consent within five business days after such request they shall be deemed to have given consent to the assignment. Despite anything contained in this Section 11.4 to the contrary, the Borrowers shall not have the right to consent to any assignment by the Bank of this Agreement or any interest in the Facilities (a) to Bank of America Corporation (or any successor company) or any of its subsidiaries and Affiliates, including, but not limited to, any of the Bank of America Companies or (b) to any person if an Event of Default has occurred and is continuing.  If any of the Facilities are assigned, the assignee will have the right of set-off against the Borrowers.  “Bank of America Companies” means the following:
Banc of America,
U.S. Trust,
LandSafe,
Merrill Lynch,
Managed Account Advisors LLC,
General Fidelity Life Insurance Company,
NationsCredit Financial Services Corporation,
BAL Corporate Aviation, LLC,
BAL Energy Holding, LLC,
BAL Energy Management II, LLC, and
BAL Investment & Advisory, Inc.,

11.5          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.
11.6          Waiver of Class Actions.  The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and Affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”) with respect to a matter arising under this Agreement. Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action.  Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action.  THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING

REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.
11.7          Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes an advance after an Event of Default.  If the Bank waives an Event of Default, it may enforce a later Event of Default.  Any consent or waiver under this Agreement must be in writing.
11.8          Attorneys’ Fees.  The Borrowers shall reimburse the Bank for any reasonable costs and reasonable attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any note or other agreements executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding between the Bank and any Borrower, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against a Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.
11.9          One Agreement.  This Agreement and any other Loan Document and other agreements required by this Agreement:
(a)          represent the sum of the understandings and agreements between the Bank and the Borrowers concerning the Facilities; and
(b)          are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
11.10          Indemnification.  The Borrowers will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind to third parties relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent that any such loss, liability, damages, judgments or costs were caused by the Bank’s negligence or willful wrongdoing, or by the Bank’s breach of any term of this Agreement.  This indemnity includes but is not limited to reasonable attorneys’ fees.  This indemnity extends to the Bank, its parent, subsidiaries and all of their respective directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrowers’ other obligations to the Bank.  All sums due to the Bank under this

Section shall be obligations of the Borrowers, due and payable within ten banking days after demand therefor.
11.11          Set-Off.  Upon and after the occurrence of an event of default under this Agreement, (a) each Borrower hereby authorizes the Bank, at any time and from time to time, without notice, which is hereby expressly waived by such Borrower, and whether or not the Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, such Borrower’s Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by the Bank to such Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect.  Each Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all Obligations of such Borrower.  As used in this Agreement, “Obligations” means all obligations, now or hereafter existing, of each Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.
11.12          Notices.  Unless otherwise provided in this Agreement, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
11.13          Headings.  Article, section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
11.14          Joint and Several Liability.
(a)          Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s).  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).
(b)          Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)          Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.
(d)          Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability.  The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.
(e)          Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).
(f)          Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.
(g)          Each Borrower represents and warrants to the Bank that such Borrower will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.
(h)          Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or the Facilities provided by the Bank under this Agreement have been terminated, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement.
(i)          Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.
11.15          Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

11.16          Borrower Information; Reporting to Credit Bureaus.  Each Borrower authorizes the Bank at any time to verify or check any information given by such Borrower to the Bank, check such Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement.  Each Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to such Borrower as is consistent with the Bank’s policies and practices from time to time in effect.
11.17          Amendments.  This Agreement may be amended or modified only in writing signed by each party hereto.

[Remainder of page intentionally left blank. Signature page follows.]

This Agreement is executed as of the date stated at the top of the first page, the parties intending to create an instrument under seal.
Bank:	Borrowers:

Bank of America, N.A.

By: /s/ Colleen Landau
Name: Colleen Landau
Title:   Vice President

Address where notices to
The Bank are to be sent:

Bank of America, N.A.
11810 Grand Park Avenue
North Bethesda, MD 20852
Facsimile: 704-719-8913
Attn:  Vice President

With a copy to:

Doc Retention – GCF
CT2-515-BB-03
70 Batterson Park Road
Farmington, CT 06032

Hooker Furniture Corporation

By: /s/ Paul B. Toms, Jr. (Seal)
Name: Paul B. Toms, Jr.
Title: Chief Executive Officer

Bradington-Young, LLC

By: /s/ Paul B. Toms, Jr. (Seal)
Name: Paul B. Toms, Jr.
Title: Chief Executive Officer

Sam Moore Furniture LLC

By: /s/ Paul B. Toms, Jr. (Seal)
Name: Paul B. Toms, Jr.
Title: Chief Executive Officer

Home Meridian Group, LLC

By: /s/ Paul B. Toms, Jr. (Seal)
Name: Paul B. Toms, Jr.
Title: Chief Executive Officer

Address where notices to
Borrowers are to be sent:

c/o Hooker Furniture Corporation
440 East Commonwealth Blvd.
Martinsville, Virginia 24112
Facsimile: 276-632-0026
Attn:  Paul A. Huckfeldt

[Signature page to Second Amended and Restated Loan Agreement]
S-1

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for each Borrower’s legal name, address. tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of each Borrower or related persons.

[Signature page to Second Amended and Restated Loan Agreement]
S-2

Schedule of Definitions

“Acquisition” means the acquisition by any Borrower of certain assets pursuant to the Purchase Agreement.
“Acquisition Advance” means the single advance under Facility No. 4 as applied by the Borrowers to pay any portion of the purchase price of the Acquisition.
“Adjustment Date” has the meaning given such term in Section 1.4(b).
“Agreement” means this Second Amended and Restated Loan Agreement dated as of September 29, 2017, between the Bank and the Borrowers, as amended or supplemented from time to time.
“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management or policies of such person, directly or indirectly, whether through the ability to exercise voting power, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative thereto.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Authorized Individual” has the meaning given such term in Section 5.5.
“Bank of America Companies” has the meaning given such term in Section 11.4.
“Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations.
“Claim” has the meaning given such term in Section 11.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Default” has the meaning given such term in Section 10.
“Designated Account” has the meaning given such term in Section 5.5.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any person, including any sale,
[Schedule of Definitions]

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Duly Assigned Policies” means Life Insurance Policies, the originals of which have been provided to the Bank together with evidence that collateral assignments of such Life Insurance Policies in favor of the Bank have been filed of record with the issuers of such Life Insurance Policies.
“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code.
“Event of Default” has the meaning given such term in Section 10.
“Extension Notice” has the meaning given such term in Section 1.2.
“Facility No. 1 Commitment” has the meaning given such term in Section 1.1(a).
“Facility No. 1 Expiration Date” has the meaning given such term in Section 1.2.
“Facility No. 4 Commitment” has the meaning given such term in Section 3.A.1.
“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.
“GAAP” has the meaning given such term in Section 11.1.
“Governing Law State” means the Commonwealth of Virginia.
“Indebtedness” means, as to any person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i)            all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(ii)            all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii)           the obligation, if any, of such person to pay the Swap Termination Value;
[Schedule of Definitions]

(iv)          all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(v)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse, provided that the amount of such indebtedness for purposes of this Agreement shall not exceed the greater of the book value and the fair market value of the property subject to such Lien;

(v)           capital leases and Synthetic Lease Obligations;

(vi)          all purchase money indebtedness;

(vii)         the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by a Borrower or any subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(viii)        all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments (“Redeemable Stock”); provided that Redeemable Stock shall not include any preferred stock or other equity interest subject to mandatory redemption if such mandatory redemption may be satisfied by delivering common stock or some other equity interest not subject to mandatory redemption; and

(ix)           all guarantees of such person in respect of any of the foregoing;

For all purposes hereof, Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Investment” has the meaning given such term in Section 9.6.
“LIBOR Rate (Adjusted Periodically)” has the meaning given such term in Section 1.4(c).
“Lien” has the meaning given such term in Section 9.10.
“Life Insurance Policies” has the meaning given such term in Section 4.
“Loan Document” means this Agreement and any assignment, security agreement or other agreement executed by a Borrower in connection with this Agreement, as amended or supplemented from time to time.
[Schedule of Definitions]

“London Banking Day” has the meaning given such term in Section 1.4(c).
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of the Borrowers and their subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower to perform its obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of this Agreement.
“Obligations” has the meaning given such term in Section 11.11.
“Parent” means Hooker Furniture Corporation, a Virginia corporation.
“Party” has the meaning given such term in Section 11.6.
“Person” has the meaning given such term in Section 8.14(a).
“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
“Purchase Agreement” means the Asset Purchase Agreement dated as of September 6, 2017, between Hooker Furniture Corporation, the Seller, Gideon C. Huddle and Candace H. Payne.
“Purchase Agreement Representations” has the meaning given such term in Section 7(a).
“Responsible Officer” means, with respect to any Borrower, the chief executive officer, chief financial officer or chief accounting officer of such Borrower.
“Restricted Payment” has the meaning given such term in Section 9.13.
“Sanctions” has the meaning given such term in Section 8.14(a).
“Seller” means Shenandoah Furniture, Inc.
“Specified Representations” has the meaning given such term in Section 7(b).
“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to the Bank in its sole discretion.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such
[Schedule of Definitions]

transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement with respect to transactions described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided in good faith and in a commercially reasonable manner by any recognized dealer in such Swap Contracts (which may include the Bank or any Affiliate of the Bank),
“Synthetic Lease Obligation” means the monetary obligation of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which, upon the insolvency or bankruptcy of such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).
“Tangible Net Worth” means, as of any date, the value of the Borrowers’ total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers of the Borrowers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities, in each case as of such date.

[Schedule of Definitions]